Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is entered into by and between Commercial Metals Company, on behalf of itself and its subsidiaries (the “Company”) and Paul K. Kirkpatrick (“Executive”), as of February 28, 2020, effective as set forth in Section 16 (“Effective Date”). The Company and Executive are referred to herein individually, as a “Party” and collectively, as the “Parties.”

WHEREAS, Executive has been employed by the Company as its Vice President-General Counsel and Corporate Secretary (“General Counsel”);

WHEREAS, the Parties entered into the Amended and Restated Commercial Metals Company Executive Employment Continuity Agreement dated as of November 1, 2013, by and between the Company and Executive (the “EECA”), which except for Executive’s confidentiality, non-competition and non-solicitation obligations in Article X of the EECA (“Surviving Provisions”), shall terminate and be of no further force or effect from and after the Separation Date;

WHEREAS, Executive and the Company have mutually agreed that (i) Executive’s officer positions with the Company terminated on February 4, 2020, and (ii) Executive’s employment with the Company shall terminate as of March 31, 2020 (the “Separation Date”);

WHEREAS, Executive agrees to make himself available to provide transition services to the Company through the Severance Period (defined below in Section 2(a));

WHEREAS, the Parties desire to set forth Executive’s separation benefits and obligations and to finally, fully and completely resolve all matters arising from or during Executive’s employment and separation from employment, any benefits, bonuses and compensation connected with such employment and all other disputes and matters that the Parties may have for any reason; and

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	End of Executive’s Employment and Transition.

(a)    Separation Date. Executive and the Company have mutually agreed that (i) Executive’s officer positions with the Company terminated on February 4, 2020, and (ii) Executive’s employment with the Company shall terminate as of the Separation Date. Executive shall execute all documents and take such further steps as may be required to effectuate such termination(s). Executive shall not perform any work except as set forth in this Agreement and shall not make any representations or execute any documents, or take any other actions, on behalf of the Company or its affiliates as of the Separation Date. Executive shall not issue or make any public disclosures regarding his separation from the Company. Except for the Surviving Provisions, the EECA shall terminate and be of no further force or effect as of the Separation Date.

(b)    Transition. Notwithstanding the foregoing, Executive agrees to cooperate fully and provide assistance during the Severance Period, as requested by the Company, in the orderly transitioning of Executive’s duties and responsibilities to such other persons as the Company shall designate and agrees to thoroughly and diligently perform those duties and actions which are necessary or appropriate to cause such orderly transition. Executive agrees to: (i) fully inform the Company and Executive’s successors of all activities in which Executive was involved prior to the Separation Date and of the status

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of any projects; (ii) transfer or otherwise make available to Executive’s successors or others designated by the Company to the extent possible, all of Executive’s knowledge and experience regarding Executive’s duties; (iii) accomplish a smooth transition of Executive’s responsibilities to Executive’s successors; (iv) comply with the Company’s codes of conduct and employee handbooks, and this Agreement, (v) not take any action contrary to the goodwill, reputation, and ongoing business of the Company including not making any disparaging comments regarding the Company or its officers, directors, executives, shareholders or employees; and (vi) take all steps necessary to maintain, and in no way act to hinder, the foregoing duties (collectively, the “Transition Services”). Executive shall not receive any compensation for the Transition Services other than the compensation and benefits provided for in this Agreement.

Additionally, following the Effective Date of this Agreement, Executive agrees (A) to be reasonably available to the Company or its representatives (including attorneys) to provide general advice or assistance as requested by the Company, and (B) to cooperate and provide reasonable assistance, at the request of the Company, in any and all investigations or other legal, equitable or business matters or proceedings which involve any matters for which Executive worked on or had responsibility during Executive’s employment with the Company. This includes but is not limited to testifying truthfully (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit, and cooperating with the Company regarding any investigation, litigation, claims or other disputed items involving the Company that relate to matters within the knowledge or responsibility of Executive. Specifically, Executive agrees (i) to meet with the Company’s representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide the Company with immediate notice of contact or subpoena by any non-governmental party; and (iii) to not voluntarily assist any non-governmental adverse party or such non-governmental adverse party’s representatives. Executive acknowledges and understands that Executive’s obligations of cooperation under this Section 1 are not limited in time and may include, but shall not be limited to, the need for or availability for testimony. After expiration of the Severance Period (but not during), the Company agrees to pay Executive the rate of $300 per hour for Executive’s time spent providing services for the Company under this Section 1(b). Employee shall be entitled to be reimbursed for any reasonable out-of-pocket expenses incurred in fulfilling Employee’s obligations pursuant to this Section 1(b) after expiration of the Severance Period. Nothing in this Section 1(b) is intended to interfere with Employee’s rights in Section 4.

(c)    Equity Awards. All vesting under all equity awards granted pursuant to the Commercial Metals Company 2013 Long-Term Equity Incentive Plan, the Commercial Metals Company 2006 Long-Term Equity Incentive Plan, or any other equity compensation plan shall cease as of the Separation Date. All awards (or any portions thereof) that have not vested as of the Separation Date shall be forfeited in accordance with the terms and conditions of the applicable equity incentive plan and award agreements granting such equity awards. To the extent vested and not otherwise forfeited, Executive’s rights and obligations shall be governed by the terms and conditions of the applicable equity incentive plan and the award agreements granting such equity awards.

(d)    Accrued Obligations.    Regardless of whether Executive executes this Agreement, the Company shall pay any unpaid base salary earned through the Separation Date and reimbursement for business expenses in accordance with Company policy.

2.    Consideration. Provided that (i) Executive fully complies with this Agreement and does not revoke this Agreement under Section 16, and (ii) executes and does not revoke the release of claims set forth as Exhibit A on (but not before) the Separation Date or within 7 days following the Separation Date and does not revoke it (“Additional Release”), in consideration of Executive’s full release of claims and other promises to the Company, the Company shall provide for the following payments and benefits to Executive:

(a)    Severance Payments. The Company agrees to pay Executive an aggregate amount equal to $360,000 (the “Severance Payments”), less applicable payroll taxes and withholdings, payable in two equal lump sum payments as follows: (i) the first payment in the amount of $180,000 to be paid to Executive on the Company’s regular payroll date immediately following the Effective Date of the Additional Release, and (ii) the second payment in the amount of $180,000 to be paid to Executive on the Company’s regular payroll date following October 1, 2020 (the period from the Effective Date of this Agreement to the final payment of the Severance Payments is referred to herein as the “Severance Period”).

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(b)    Prorated Bonus. Company shall pay Executive a prorated payment of the annual performance bonus (such prorated amount will be based on the number of days in the Company’s 2020 fiscal year up to and including the Separation Date), at Target, if approved by the Company’s Compensation Committee of the Board of Directors. Such bonus (if any) will be paid at the same time as payment is made to the Company’s active employees;

(c)    Vacation Pay. Company will pay Executive for twenty (20) days of accrued, unused vacation pay on the Company’s regular payroll date immediately following the Separation Date;

(d)    COBRA Reimbursements. For a period of 8 months following the Separation Date, the Company shall reimburse Executive (or pay on Executive’s behalf) for the monthly premium for health benefit coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) paid by Executive for himself and his eligible dependents for COBRA coverage under the Company’s group health plan (the “COBRA Reimbursements”). Notwithstanding the foregoing, if the Company’s providing the COBRA Reimbursements under this Section 2(d) would result in the imposition of excise taxes, penalties or similar charges on the Company or any of its subsidiaries, affiliates or successors, including, without limitation, under Section 4980D of the Code or otherwise violate the nondiscrimination rules applicable to non-grandfathered plans, or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the related regulations and guidance promulgated thereunder (the “ACA”), the Company shall reform this Section 2(d) in a manner as is necessary to comply with the nondiscrimination requirement, the ACA, or other applicable law, as applicable, which may include eliminating the benefits provided hereunder. The COBRA Reimbursements shall be paid to Executive by the last day of the month immediately following the month in which Executive timely remits the premium payment. The Company will provide Executive under separate cover at Executive’s home address, information necessary and as required by law regarding the election of COBRA. Executive’s rights and the Company’s obligations for COBRA Reimbursements shall cease immediately upon the earlier of (i) the date Executive becomes eligible to receive substantially similar coverage from another employer, whether or not Executive actually receives such coverage, or (ii) the date Executive is no longer eligible to receive COBRA continuation coverage, and Executive shall immediately notify the Company upon the occurrence of such event.

(e)    Unemployment Benefits. After the Effective Date, Company will not contest any claim by Executive for unemployment benefits (however, in the event Executive files a claim for unemployment benefits, the Company will notify the applicable state agency of the payments to be made to Executive pursuant to this Agreement);

The amounts and benefits provided for in Sections 2 (a) – (d) are referred to herein as the “Severance Benefits”. Executive acknowledges and agrees that, but for this Agreement, Executive is not otherwise entitled to the consideration set forth in this Section 2. The amounts payable pursuant to this Section 2 shall not be treated as compensation under the Commercial Metals Companies Retirement Plan, as amended and restated effective as of January 1, 2016 (the “Retirement Plan”), or any other benefit or retirement plan. Any vested interest held by Executive in the Company’s Retirement Plan and any other plans in which

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Executive participates shall be distributed in accordance with Section 3(b) below and the terms of the applicable plan and applicable law. In the event Executive fails to timely execute this Agreement, Executive shall not be entitled to any of the amounts in this Section 2. Other than the consideration provided for in this Agreement, Executive shall not be entitled to any additional compensation, bonuses, severance pay, payments, grants, options or benefits under any agreement between Executive and the Company or any benefit plan, long term incentive plan, short term incentive plan, severance pay plan or bonus or incentive program established by the Company.

3.	Release of Claims.

(a)    General Release. In consideration of the promises of the Company provided herein, including, the consideration provided for in Section 2 and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which Executive acknowledges, Executive, on Executive’s own behalf and on behalf of Executive’s agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Executive Releasing Parties”) hereby fully and forever waives, releases, extinguishes and discharges the Company and its shareholders, affiliates, subsidiaries and its or their respective past, present and future parents, owners, officers, directors, shareholders, members, executives, employees, consultants, independent contractors, partners, agents, attorneys, advisers, insurers, fiduciaries, employee benefit plans, representatives, successors and assigns (each, a “Company Released Party” and collectively, the “Company Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, front pay, fringe benefits, equity, reinstatement, reemployment, compensatory damages, punitive damages, or any other kind of damages, which any of Executive Releasing Parties have, had or may have against any of the Company Released Parties relating to or arising out of any matter arising on or before the date this Agreement is executed by Executive. Such released Claims include, without limitation, all Claims arising from or relating to Executive’s employment with the Company and its or the termination of that employment or any circumstances related thereto, or any other agreement, matter, cause or thing whatsoever, including without limitation all Claims arising under or relating to Executive’s employment, the ECCA, equity, compensation, bonuses, benefits, payments, or any other benefits or payments Executive may or may not have received during Executive’s employment with the Company and its affiliates, all Claims relating to any other claimed payments, employment contracts or benefits, all Claims arising from or relating to Executive’s performance of services for the Company and any of its affiliates during Executive’s employment with the Company, including without limitation all Claims arising at law or equity or sounding in contract (express or implied) or tort, Claims arising by statute, common law or otherwise, Claims arising under any federal, state, county or local laws, of any jurisdiction, including Claims for wrongful discharge, libel, slander, breach of express or implied contract or implied covenant of good faith and fair dealing, Claims for alleged fraud, concealment, unjust enrichment, negligence, negligent misrepresentation, promissory estoppel, quantum meruit, intentional or negligent infliction of emotional distress, violation of public policy, and Claims for discrimination, retaliation, sexual harassment and Claims arising under any laws that prohibit age, sex, sexual orientation, race, national origin, color, disability, religion, veteran, workers’ compensation or any other form of discrimination, harassment, or retaliation, including, without limitation, Claims under the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §1981, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act of 1993, the Occupational Safety and Health Act, the Employee Polygraph

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Protection Act, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the Patient Protection and Affordable Care Act of 2010, the National Labor Relations Act, the Labor Management Relations Act, the Immigration Reform and Control Act, the Texas Labor Code, the Texas Constitution, any statute or laws of the State of Texas, any other federal, state, local, municipal or common law whistleblower, discrimination or anti-retaliation statute law or ordinance, and any other Claims arising under state, federal, local, municipal or common law, as well as any expenses, costs or attorneys’ fees. Except as required by law, Executive agrees that Executive will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or Claim before any court, agency or tribunal against the Company or any of the Company Released Parties arising from, concerned with, or otherwise relating to, in whole or in part, Executive’s employment, the terms and conditions of Executive’s employment, or Executive’s separation from employment with the Company or any of the matters or Claims discharged and released in this Agreement. This release shall not apply to any of the Company’s obligations under this Agreement. This Agreement is a full and final general release by Executive of all unknown, undisclosed, and unanticipated losses, wrongs, injuries, claims, and damages that arise wholly or in part from any act or omission occurring before this Agreement becomes effective, as well as a general release by Executive of all claimed losses, wrongs, injuries, claims, and damages, now known or disclosed, that arise in whole or in part as a result of any act or omission occurring before this Agreement becomes effective.

(b)    Additional Release by Executive. Executive shall also execute and return to the Company the release of claims set forth as Exhibit A on (but not before) the Separation Date or within 7 days following the Separation Date as a condition to receipt of the Severance Benefits.

(c)    Exceptions to Release. Nothing in this Agreement shall affect or apply to Executive’s rights and benefits in and to:

(i) the Retirement Plan and the Commercial Metals Companies 2005 Benefits Restoration Plan, as amended and restated effective September 1, 2014. Executive will retain all rights and benefits in accordance with applicable plan documents. Executive understands and acknowledges that, consistent with the terms of the plans referenced above, he will be eligible for and entitled to all future payments or distributions to which Executive is or may be entitled to receive as a result of his participation in these plans for plan years or performance periods ending after the Effective Date. Executive’s active participation in all such plans and programs will cease on the Effective Date, however, consistent with the terms of the plans referenced above all benefits or compensation under such plans and programs that Executive has earned or in the future may be credited to Executive’s account or to which Executive will become entitled to receive under such plans and programs by virtue of his service through the Effective Date will be payable pursuant to the terms of such plans;

(ii) any indemnification rights Executive may have under the Executive Indemnification Agreement between the Company and Executive, any other agreement, insurance or the Company’s by-laws; and

(iii) any vested rights Executive has under any other benefit plan.

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4.    No Interference with Executive’s Rights. Nothing in this Agreement is intended to interfere with Executive’s right to report possible violations of federal, state or local law or regulation to any governmental or law enforcement agency or entity, or to make other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Executive further acknowledges that nothing in this Agreement is intended to interfere with Executive’s right to file a claim or charge with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission (the “EEOC”), any state human rights commission, or any other government agency or entity. In making such disclosures, Executive need not seek prior authorization from the Company, and is not required to notify the Company of any such reports, disclosures or conduct. However, by executing this Agreement, Executive hereby waives the right to recover any damages or benefits in any proceeding Executive may bring before the EEOC, any state human rights commission, or any other government agency or entity or in any proceeding brought by the EEOC, any state human rights commission, or any other government agency or entity on Executive’s behalf with respect to any Claim released in this Agreement; except that Executive may receive bounty money awarded by the U.S. Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934 or any similar provision.

5.    Known Violations. Executive represents and warrants that Executive is not aware of any illegal acts committed by or on behalf of the Company and represents that if Executive is or had been aware of any such conduct, that Executive has properly reported the same to the Company’s Chief Executive Officer in writing. Executive further represents and warrants that Executive is not aware of any (i) violations, allegations or claims that the Company has violated any federal, state, local or foreign law or regulation of any kind, or (ii) any facts, basis or circumstances relating to any alleged violations, allegations or claims that the Company has violated any federal, state, local or foreign law or regulation of any kind. If Executive learns of any such information, Executive shall immediately inform the Company’s Chief Executive Officer.

6.    Return of Company Property. Within three (3) days of the Separation Date, Executive shall, to the extent not previously returned or delivered, without copying or retaining any copies: (a) return all equipment, records, files, documents, data, computer programs, programs or other materials and property in Executive’s possession which belong to the Company or any one or more of its affiliates, including, without limitation, all computer access codes, messaging devices, credit cards, cell phones, laptops, computers and related equipment, keys and access cards; and (b) deliver all original and copies of Confidential Information, notes, materials, records, reports, plans, data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise or on Executive’s personal computer or any other media) that relate or refer to (1) the Company or any one or more of its affiliates, or (2) the Company’s or any one or more of its affiliates’ financial information, financial data, financial statements, personnel information, business information, strategies, sales, customers, suppliers, Confidential Information or similar information. Should Executive later discover additional items described or referenced in subsections (a) or (b) above, Executive will promptly notify the Company and return/deliver such items to the Company.

7.    Executive Non-Disclosure, Non-Solicitation, Confidentiality and Non-Disparagement. In further consideration of the compensation and benefits provided by the Company in Section 2 above, Executive agrees to keep the facts of this Agreement and its terms completely confidential, except Executive may disclose the terms of this Agreement to his/her spouse, CPA or tax advisor, attorney, or governmental agency, or as required by law.

Executive also acknowledges that during Executive’s employment with the Company, Executive had access to confidential, proprietary and privileged documents and information of the Company, including trade secrets, customer lists, business strategies, pricing information, internal reports, methods of operation,

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production techniques, legal information and financial information (“Confidential Information”). Executive covenants and warrants that Executive shall keep any such Confidential Information confidential and that Executive will not directly or indirectly communicate, use, transmit electronically or otherwise, or disclose to any person or entity, any such Confidential Information. Executive agrees to immediately return to the Company any Confidential Information in Executive’s possession and not to retain any copies, notes or summaries related thereto. The Company reserves the right to avail itself of all legal or equitable remedies to prevent impermissible use of Confidential Information or to recover damages incurred as a result of such impermissible use of Confidential Information. However, Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Executive further agrees that he will not solicit for employment, induce or encourage to leave the employment of the Company, on behalf of himself or any other person or entity, any employee or contractor of the Company for a period of one year from the Effective Date.

Nothing herein is intended to or shall supersede or waive Executive’s existing obligations in any other agreement, including the Surviving Provisions, with respect to the above-listed matters, except as set forth in the following paragraph.

Notwithstanding any other provision of this Agreement, Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Executive or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. Executive and the Company agree that nothing in this Agreement is intended to interfere with Executive’s right to (i) report possible violations of federal, state or local law or regulation to any governmental agency or entity charged with the enforcement of any laws; (ii) make other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation; (iii) file a claim or charge with any federal, state or local government agency or entity; or (iv) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any federal, state or local government or law enforcement agency, entity or court. In making or initiating any such reports or disclosures, Executive need not seek the Company’s prior authorization and is not required to notify the Company of any such reports or disclosures.

Further, Executive shall not, directly or indirectly, disclose, communicate, or publish in any format any libelous, defamatory, or disparaging information concerning the Company, its executives, officers, Board of Directors, its parents, subsidiaries, affiliates, employees, operations, proprietary or technical information, strategies or business whatsoever, or cause others to disclose, communicate, or publish any disparaging information concerning the same.

To the extent there is any conflict between the provisions in this Section 7 and the Surviving Provisions of the EECA, the Surviving Provisions shall control.

8.    Neutral Reference. The Company agrees to provide a neutral reference to prospective employers regarding Executive’s employment with the Company. The Company shall state only Executive’s position, compensation, Separation Date and that the parties reached a mutual agreement. Nothing in this Agreement restricts the Company’s public disclosures.

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9.    No Assignment of Claims. Executive represents that Executive has not transferred or assigned, to any person or entity, any claim involving the Company or the Released Parties, or any portion thereof or interest therein. The Parties acknowledge and agree that nothing in this Agreement shall prohibit payment of any amounts due to Executive under this Agreement to Executive’s estate or legal guardian.

10.    Binding Effect of Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, assigns, executors, administrators, heirs and estates. The Released Parties are third-party beneficiaries of this Agreement.

11.    Controlling Law and Venue. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas, without regard to any conflict of law principles. The Company and Executive agree that the language in this Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, either of the Parties. Venue of any claim or dispute between or among the Company and Executive shall be in a state district court of competent jurisdiction in Dallas County, Texas, or the United States District Court for the Northern District of Texas, Dallas Division. Executive submits to personal jurisdiction of such courts and shall not challenge personal jurisdiction of such courts.

12.    Waiver of Jury Trial. WITH RESPECT TO ANY DISPUTE BETWEEN EXECUTIVE AND THE COMPANY ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT, EXECUTIVE AGREES TO RESOLVE SUCH DISPUTE(S) BEFORE A JUDGE WITHOUT A JURY. EXECUTIVE HAS KNOWLEDGE OF THIS PROVISION AND AGREES TO HEREBY WAIVE EXECUTIVE’S RIGHT TO TRIAL BY JURY AND AGREES TO HAVE ANY DISPUTE(S) ARISING BETWEEN THE COMPANY AND EXECUTIVE ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY RELATED TO THIS AGREEMENT RESOLVED BY A JUDGE OF A COMPETENT COURT IN DALLAS COUNTY, TEXAS, OR THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS SITTING WITHOUT A JURY.

13.    Severability. Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected, and such provisions shall remain in full force and effect. Upon any finding by any government agency or court of competent jurisdiction that Section 3 above is illegal or invalid, Executive agrees to execute a valid and enforceable general release.

14.    Breach of Agreement. In the event Executive breaches any portion, or challenges the enforceability, of this Agreement, Executive (i) forfeits all Severance Benefits except for the amount of $10,000.00, (ii) shall pay the Company an amount equal to all Severance Benefits that have been paid to Executive (or anyone on his behalf) except for the amount of $10,000.00, (iii) pay the Company for all attorneys’ fees, expenses and costs the Company incurs in any action arising out of Executive’s breach of this Agreement or the Surviving Provisions, and (iv) pay the Company for any and all other damages to which the Company may be entitled at law or in equity as a result of a breach of this Agreement or the Surviving Provisions.

15.    Knowing and Voluntary Waiver. Executive acknowledges that Executive has had an opportunity to review all aspects of this Agreement, the Company is advising and has advised Executive in writing (i.e., through this Agreement) to consult with an attorney of Executive’s own choosing at Executive’s cost, regarding the effect of this Agreement, Executive has had a reasonable opportunity to do so, and Executive has been represented by counsel in the negotiation and execution of this Agreement. Executive understands it is Executive’s choice whether or not to enter into this Agreement and that Executive’s decision to do so is voluntary and is made knowingly. Executive acknowledges and understands that this Agreement specifically releases and waives all rights and claims Executive may have under the Age Discrimination in Employment Act (“ADEA”) prior to the date on which Executive signs this Agreement.

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16.    Time for Consideration; Revocation. Executive has knowingly and voluntarily entered into this Agreement and acknowledges that Executive has been given a period of 21 days from the date Executive received this Agreement to review and consider this Agreement before executing it. Executive understands that Executive has the right to use as much or as little of the 21-day period as Executive wishes before executing this Agreement. Accordingly, Executive understands Executive may execute this Agreement as soon as Executive wishes to execute it within the 21-day period. The signed Agreement must be returned to the Company, ATTN: Jennifer Durbin, 6565 North MacArthur Blvd., Suite 800, Irving, TX 75039, before the end of such 21-day period. Executive further understands that Executive may revoke this Agreement within seven days after signing this Agreement, in which case Executive forfeits all rights to the Severance Benefits and the Company’s obligation to pay the Severance Benefits provided for in Section 2 of this Agreement shall be null and void. Revocation is only effective if Executive delivers a written notice of revocation to the Company, ATTN: Jennifer Durbin, 6565 North MacArthur Blvd., Suite 800, Irving, TX 75039, within seven days after executing the Agreement. Executive understands that the Company’s obligations under this Agreement do not become effective until after the seven-day revocation period has expired. This Agreement will become effective, enforceable and irrevocable on the eighth (8th) day after the date on which it is executed by Executive (the “Effective Date”).

17.    No Admission of Liability. This Agreement shall not in any way be construed as an admission by the Company or Executive of any acts of wrongdoing or violation of any statute, law, or legal right. Rather, the Parties specifically deny and disclaim that either has any liability to the other but are willing to enter this Agreement at this time to definitely resolve once and forever this matter and to avoid the costs, expense, and delay of litigation.

18.    Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and fully supersede all prior and contemporaneous negotiations, understandings, representations, writings, discussions and/or agreements between the Parties, whether oral or written, pertaining to or concerning the subject matter of this Agreement, including the ECCA (except for the Surviving Provisions). No oral statements or other prior written material not specifically incorporated into this Agreement, except for the Surviving Provisions, shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all Parties to this Agreement.

19.    Disclaimer of Reliance. Except for the specific representations expressly made by the Company in this Agreement, Executive specifically disclaims that Executive is relying upon or has relied upon on any communications, promises, statements, inducements, or representation(s) that may have been made, oral or written, regarding the subject matter of this Agreement. The Parties represent that they are relying solely and only on their own judgment in entering into this Agreement.

20.    No Waiver. Failure of the Company to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver. No waiver of the Company’s rights hereunder shall be effective unless it is in writing and signed by the Company. The Company’s waiver of any provision of the Agreement shall not constitute (i) a continuing waiver of that provision, or (ii) a waiver of any other provision of this Agreement. Furthermore, no waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

21.    Section 409A. The Company intends that all of the Severance Benefits provided to Executive as described in this Agreement will be exempt from the requirements of Section 409A of the

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Internal Revenue Code of 1986, as amended, and the treasury regulations and guidance issued thereunder (“Section 409A”). However, nothing contained in this Agreement shall be construed as a representation, guarantee or other undertaking on the part of the Company that the Severance Benefits are, or will be found to be, exempt from the requirements of Section 409A. Executive is solely responsible for determining the tax consequences to Executive of any and all payments made pursuant to this Agreement, including, without limitation, any possible tax consequences under Section 409A.

22.    Counterparts. This Agreement may be executed by the Parties in multiple counterparts, whether or not all signatories appear on these counterparts (including via electronic signatures and exchange of PDF documents via email), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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PLEASE READ CAREFULLY – THIS AGREEMENT INCLUDES A RELEASE OF CLAIMS, INCLUDING A RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. BEFORE SIGNING THIS AGREEMENT, READ IT, AND CAREFULLY CONSIDER IT. IF YOU CHOOSE, DISCUSS THIS AGREEMENT WITH YOUR ATTORNEY (AT YOUR OWN EXPENSE).

MY SIGNATURE BELOW MEANS THAT I HAVE READ THIS AGREEMENT AND AGREE AND CONSENT TO ALL THE TERMS AND CONDITIONS CONTAINED IN THIS AGREEMENT.

ACCEPTED AND AGREED TO BY:

EXECUTIVE:

/s/ Paul K. Kirkpatrick
PAUL K. KIRKPATRICK

Date:	February 28, 2020

THE COMPANY:

COMMERCIAL METALS COMPANY

By:	/s/ Barbara R. Smith

Name:	Barbara R. Smith

Title:	Chairman, President and CEO

Date:	February 28, 2020

SEPARATION AND RELEASE AGREEMENT	Page 11

Exhibit A

RELEASE AGREEMENT

Commercial Metals Company, on behalf of itself or any of its subsidiaries, (collectively, the “Company”) and Paul K. Kirkpatrick (“Executive”) enter into this Release Agreement effective as set forth in Section 4 below.

1.    Separation Agreement and Release of Claims and Charges. In connection with Executive’s separation, on February     , 2020, Executive executed a Separation and Release Agreement with the Company (the “Prior Agreement”). In the Prior Agreement, the Company agreed to provide Executive certain Severance Benefits (as defined in the Prior Agreement) conditioned upon Executive signing and not revoking this Release Agreement.

2.	Release.

a.    Therefore, in exchange for the Severance Benefits and other consideration provided in the Prior Agreement and herein, and other consideration provided for in the Prior Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by Executive, Executive, on Executive’s own behalf and on behalf of Executive’s agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby fully and forever waives, releases, extinguishes and discharges the Company, its parent and all of its affiliates, subsidiaries and each of their respective past, present and future officers, directors, shareholders, equity holders, members, partners, agents, executives, consultants, independent contractors, attorneys, advisors, insurers, successors, representatives and assigns (each, a “Released Party” and collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, front pay, fringe benefits, reinstatement, reemployment, compensatory damages, punitive damages, or any other kind of damages, which any of the Releasing Parties have, had, or may have against any of the Released Parties relating to or arising out of any matter arising on or before the date this Agreement is executed by Executive. Such released Claims include, without limitation, all Claims arising from or relating to Executive’s employment with the Company or the termination of such employment relationship or any circumstances related thereto, or any other matter, cause or thing whatsoever, including without limitation all Claims arising under or relating to Executive’s employment, compensation, bonuses, incentive compensation, benefits, payments, grants, stock options or any other benefits Executive may or may not have received during Executive’s employment with the Company, including, without limitation, any compensation, bonuses, incentive compensation, benefits, payments, grants or stock options, any long term incentive plan, short term incentive plan, option plan, severance plan, equity plan or agreement, stock option agreement, or any other bonus, incentive equity or benefit plan, program or agreement established by the Company or any of the Company’s affiliates, all Claims relating to any other claimed payments, employment contracts, or benefits, all Claims arising at law or equity or sounding in contract (express or implied) or tort, Claims arising by statute, common law or otherwise, Claims arising under any federal, state, county or local laws, of any jurisdiction, including Claims for wrongful discharge, libel, slander, breach of express or implied contract or implied covenant of good faith and fair dealing, Claims for alleged fraud, concealment, negligence, negligent misrepresentation, promissory estoppel, quantum meruit, intentional or

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negligent infliction of emotional distress, violation of public policy, and Claims for discrimination, retaliation, sexual harassment and Claims arising under any laws that prohibit age, sex, sexual orientation, race, national origin, color, disability, religion, veteran, workers’ compensation or any other form of discrimination, harassment, or retaliation, including, without limitation, Claims under the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §1981, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and/or 1871, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Sarbanes-Oxley Act of 2002, the Occupational Safety and Health Act, the Employee Polygraph Protection Act, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Labor Management Relations Act, the Immigration Reform and Control Act, the Texas Labor Code, the Texas Payday Law, the Texas Commission on Human Rights or Chapter 21, any statute or laws of the State of Texas, any other similar or equivalent federal or state laws, any other federal, state, local, municipal or common law whistleblower, discrimination or anti-retaliation statute law or ordinance, including, without limitation, any workers’ compensation or disability Claims under any such laws, and any other Claims arising under state or federal law, as well as any expenses, costs or attorneys’ fees. Except as required by law, Executive agrees that Executive will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or Claim before any court, agency or tribunal against the Company or the Released Parties arising from, concerned with, or otherwise relating to, in whole or in part, Executive’s employment, the terms and conditions of Executive’s employment, or Executive’s termination from employment with the Company or any of the matters or Claims discharged and released in this Agreement. This release shall not apply to any of the Company’s obligations under this Agreement or any employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, in which Executive has vested.

b.    Except as allowed in Section 4 of the Prior Agreement, Executive affirms that Executive has not filed, caused to be filed, and is not presently a party to any claim, complaint, or action against the Company in any forum or venue.

c.    This Release Agreement does not waive any rights or claims that may arise after the date Executive executes the Release Agreement and does not release Executive’s right to enforce the terms of this Release Agreement. This Release Agreement does not release any indemnification rights Executive may have under any other agreement, insurance or the Company’s by-laws or any vested rights under an employee benefit plan.

2.    No Interference. Nothing in this Release Agreement is intended to interfere with Executive’s right to report possible violations of federal, state or local law or regulation to any governmental or law enforcement agency or entity, or to make other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. Executive further acknowledges that nothing in this Agreement is intended to interfere with Executive’s right to file a claim or charge with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (“NLRB”), any state human rights commission, or any other government agency or entity. However, by executing this Agreement, Executive hereby waives the right to recover any damages or benefits in any proceeding Executive may bring before the EEOC, any state human rights commission, or any other government agency or entity or in any proceeding brought by the EEOC, any state human rights commission, or any other government agency or entity on

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Executive’s behalf with respect to any claim released in this Release Agreement except that Executive may receive bounty money awarded by the U.S. Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934 or any similar provision.

3.    Attorney Consultation; Time to Consider. The Company hereby advises Executive that Executive should consult an attorney before executing this Release Agreement. Executive acknowledges that Executive has had more than twenty-one (21) days after Executive received this Release Agreement within which to review and consider the provisions of this Release Agreement. The signed Release Agreement should be provided to Jennifer Durbin, 6565 North MacArthur Blvd., Suite 800, Irving, TX 75039, within 7 days after, but not before, the Separation Date (as defined in the Prior Agreement). Executive understands that if Executive does not sign and return this Release Agreement within 7 business days after the Separation Date, which Executive acknowledges and agrees is more than twenty-one (21) days after Executive received this Release Agreement, then the offer in this Release Agreement is withdrawn and the Company is not required to accept the Release Agreement and provide Executive with the Severance Benefits (other than payment through Executive’s last date of employment).

4.    Revocation Period. Executive understands and acknowledges that Executive has 7 calendar days following the execution of this Release Agreement to revoke Executive’s acceptance of the Release Agreement. If Executive decides to revoke her acceptance of this Release Agreement during the 7-day revocation period, Executive must do so in writing and deliver his revocation to Jennifer Durbin, 6565 North MacArthur Blvd., Suite 800, Irving, TX 75039. This Release Agreement will not become effective or enforceable, and Executive will not be eligible for the Severance Benefits, until the 8th day following Executive’s execution of this Release Agreement and the revocation period has expired (“Effective Date”).

5.    Knowing and Voluntary. Executive understands that it is Executive’s choice whether or not to enter into this Release Agreement, and Executive agrees and acknowledges that Executive’s decision to do so is voluntary and is made knowingly.

6.    Entire Agreement. Executive agrees and acknowledges that this Release Agreement and the Prior Agreement constitute the entire agreement and understanding between Executive and the Company relating to the subject matter of the Release Agreement and Prior Agreement, and supersede and merge all prior discussions, writings, negotiations, understandings and agreements relating thereto. This Release Agreement may not be amended or modified except by a written amendment that is completely signed and delivered by Executive and an authorized agent of the Company. Executive represents and acknowledges that, in executing this Release Agreement, Executive does not rely, has not relied, and expressly disavows any reliance upon any communications, promises, statements, inducements or representation(s) by any of the Released Parties, except as expressly contained in this Release Agreement.

7.    Binding Effect. The Company and Executive agree that this Release Agreement shall be binding on Executive’s and its heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Executive’s or its heirs, administrators, affiliates, parent companies, representatives, executors, successors and assigns.

8.    Non-Assignment of Claims. Executive represents that Executive has not assigned, transferred, or attempted to assign or to transfer, to any person or entity, any of the claims Executive is releasing in the Release Agreement.

9.    Applicable Law. This Release Agreement shall, in all respects, be interpreted, enforced, and governed under the laws of the State of Texas. The Company and Executive agree that the language of this Release Agreement shall, in all cases, be construed as a whole, according to its fair meaning, and not strictly for, or against, any of the parties.

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10.    Enforceability. The Company and Executive agree that should a court declare or determine that any provision of this Release Agreement is illegal, invalid or unenforceable, the validity of the remaining parts, terms or provisions of this Release Agreement will not be affected and any illegal, invalid or unenforceable part, term, or provision, will not be deemed to be a part of this Release Agreement.

11.    Counterparts. The Company and Executive agree that this Release Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

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PLEASE READ CAREFULLY – THIS AGREEMENT INCLUDES A RELEASE OF CLAIMS, INCLUDING A RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. BEFORE SIGNING THIS AGREEMENT, READ IT, AND CAREFULLY CONSIDER IT. IF YOU CHOOSE, DISCUSS THIS AGREEMENT WITH YOUR ATTORNEY (AT YOUR OWN EXPENSE).

MY SIGNATURE BELOW MEANS THAT I HAVE READ THIS AGREEMENT AND AGREE AND CONSENT TO ALL THE TERMS AND CONDITIONS CONTAINED IN THIS AGREEMENT.

ACCEPTED AND AGREED TO BY:

EXECUTIVE	COMMERICAL METALS COMPANY

By:
Paul K. Kirkpatrick
Its:

Date	Date

SEPARATION AND RELEASE AGREEMENT	Signature Page